Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 14, 2011, except for Business Disposals and Results of Discontinued Operations in Note 18, as to which the date is March 6, 2013 and Note 14 as to which the date is June 29, 2012, with respect to the consolidated financial statements and schedule included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Willbros Group, Inc., which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP
Houston, Texas
April 26, 2013